Exhibit 21

Subsidiaries of the Registrant

Name	State/Location of Incorporation	% Owned
The LaPorte Savings Bank	Indiana	100% (Direct)
LSB Investments, Inc.	Nevada	100% (Indirect)	*

*	Wholly owned subsidiary of The LaPorte Savings Bank